Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Announces Plant Consolidation and Closure

For Immediate Release

June 9, 2009

[Charlotte, N.C.] — Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) today announced it will close its North Little Rock, Ark., plant and consolidate certain manufacturing operations in its Benson, N.C., plant to maintain competitiveness in response to major global downturns in industrial markets.

The company plans to phase out operations of its North Little Rock facility by the end of March 2010 and relocate portions of its hydroentanglement and fusible fiber businesses to increase efficiency, reduce costs and maintain its high quality levels. These activities will involve upgrading the capabilities of both the hydroentanglement and fusible fiber manufacturing bases at PGI in order to meet developing market needs through capitalization of in-house intellectual properties.

The company’s decision to consolidate businesses was due to a number of factors, including the business need to upgrade process capabilities coupled with lower demand for select industrial products.

“PGI’s focus on leading market positions and global growth requires a constant assessment of our capabilities compared to the market needs,” said Veronica (Ronee) Hagen, chief executive officer. “As certain market segments for carded technologies increasingly become commoditized or transition to more cost-effective technologies, we must constantly streamline business operations and enhance our capabilities to maintain competitiveness. As a result of these activities, we will be upgrading our overall asset base to better meet market needs.”

“Despite efforts to continually improve operations at the North Little Rock plant, the current level and mix of business and future outlook do not support the cost structure of multiple facilities serving these markets,” she said. “This decision is extremely difficult and we regret the impact this action will have on our employees, but it is a necessary step to maintain our competitive position and effectively serve the needs of our global customer base.”

The North Little Rock plant was built and opened in 1956. It became part of PGI in 1995 when the company acquired the Chicopee business from Johnson & Johnson. After the consolidation is complete, PGI will continue to operate seven plants in the U.S.  Other locations include Benson, N.C.; Mooresville, N.C.; Waynesboro, Va.; Kingman, Kan.; Clearfield, Utah; Guntown, Miss. and Clackamas, Ore.

As a result of the decision to consolidate the operations, the Company estimates that it will recognize cash restructuring charges of approximately $10.0 million to $11.0 million through the first quarter of fiscal 2010 primarily associated with employee termination expenses and costs to move and upgrade equipment. The Company also currently expects to recognize a non-cash impairment charge during the second quarter of fiscal 2009 of approximately $1.0 to $2.0 million associated with the consolidation and closure.  When fully implemented, the consolidation is expected to result in reduced manufacturing costs of approximately $10.0 million to $11.0 million, partially offset by $3.0 million to $4.0 million of lower contribution from the exited businesses.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The Company operates 17 manufacturing and converting facilities in 8 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forwardlooking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; inability to meet existing debt covenants; achievement of objectives for strategic acquisitions and dispositions; inability to achieve successful or timely start-up on new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For media inquiries, please contact:

Cliff Bridges

Global Marketing and HR Communications Director

(704) 697-5168

bridgesc@pginw.com

For financial inquiries, please contact:

Dennis Norman

Vice President - Strategy & Corporate Development

(704) 697-5186

normand@pginw.com